UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	September 5, 2007
CINCINNATI FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)
Ohio	0-4604	31-0746871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6200 S. Gilmore Road, Fairfield, Ohio		45014-5141
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code	(513) 870-2000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2007, Cincinnati Financial Corporation entered into a Stock Purchase Agreement to buy 193,750 shares of Cincinnati Financial’s common stock from The E. Perry Webb Marital Trust. Larry R. Webb, CPCU, a beneficiary of the trust, is a member of Cincinnati Financial’s board of directors.

The agreement established a purchase price per share equal to the average of the high and low sales prices of the common stock on the NASDAQ Global Select Market on September 6 and September 7, 2007. The closing date for the transaction was established as September 10, 2007.

The above description of the purchase agreement does not purport to be a complete statement of the parties’ rights and obligations under the purchase agreement and the transactions contemplated by the purchase agreement.

The transaction was accomplished pursuant to the stock repurchase program authorized by the company’s board of directors in 2005. Following completion of the transaction, the company will have approximately 3.5 million shares remaining under the stock repurchase authorization after taking into account the repurchase of 1.8 million shares between August 9, 2007, and today.

Item 7.01 Regulation FD Disclosure.

On September 10, 2007, Cincinnati Financial Corporation issued a news release entitled, “Cincinnati Financial Corporation Comments on Quarter-to-date Share Repurchase Activity and Reiterates Full year Outlook for Insurance and Investment Operations.” The news release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. This report should not be deemed an admission as to the materiality of any information contained in the news release.

The information furnished in Item 7.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1– News release dated September 10, 2007, titled “Cincinnati Financial Corporation Comments on Quarter-to-date Share Repurchase Activity and Reiterates Full year Outlook for Insurance and Investment Operations”

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI FINANCIAL CORPORATION

Date September 10, 2007

By   /s/ Kenneth W. Stecher

Kenneth W. Stecher

Chief Financial Officer, Executive Vice President, Secretary and Treasurer

(Principal Accounting Officer)